Exhibit 4.10

CERTIFICATE OF POWERS, DESIGNATIONS,

PREFERENCES AND RIGHTS OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

PAR VALUE $0.0001 PER SHARE

OF

AXION POWER INTERNATIONAL, INC.

Axion Power International, Inc., a corporation organized and existing under the laws and State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation at a meeting thereof duly called and held on October 23, 2006, at which meeting a quorum was present and acting throughout, duly adopted the following resolutions:

WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation (“Certificate of Incorporation”), to fix by resolution or resolutions the designation of each series of Preferred Stock, $0.0001 par value per share (“Preferred Stock”), the number of shares constituting such series and the relative rights, preferences and limitations thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware (the “GCLD”);

WHEREAS, it is the desire of the Board of Directors of the Corporation to authorize a series of Preferred Stock to be designated “Series A Convertible Preferred Stock” and the number of shares constituting such series, for purposes of the private offering and sale thereof to a limited group of accredited investors.

NOW, THEREFORE, BE IT RESOLVED that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation there is created a series of Preferred Stock consisting of two million (2,000,000) shares of Series A Convertible Preferred Stock, par value $0.0001 per share.

1. Designation, Number of Shares and Stated Value. The designation of the series of Preferred Stock authorized by this resolution shall be Series A Convertible Series A Preferred Stock (the “Series A Preferred”). The maximum number of shares of the Series A Preferred shall be two million (2,000,000) shares and no more. No more than one million (1,000,000) shares may be sold for cash and the remaining one million (1,000,000) authorized shares shall be reserved for (i) issuance upon exercise of the conversion rights of holders of the Corporation’s short-term debt, and (ii) to pay in-kind dividends on the Series A Preferred as provided for herein. The stated value of the Series A Preferred shall be $10 per share (the “Stated Value”).

2. Rank. The Series A Preferred shall, with respect to dividend rights, redemption rights and rights upon liquidation, winding up and dissolution, rank junior to 140,000 issued and outstanding shares of 8% Convertible Senior Preferred Stock issued and outstanding on the date hereof; rank senior to any other series of Preferred Stock established by the Board of Directors after the date hereof, unless the holders of the Series A Preferred shall agree pursuant to Section 7(b) hereof that such shares shall rank pari passu with or senior to the shares of Series A Preferred; and rank senior to all other equity securities of the Corporation, including the common stock, par value $0.0001 per share (the “Common Stock”), of the Corporation (all of the securities of the Corporation which rank junior to the Series A Preferred are at times collectively referred to herein as the “Junior Securities”). From and after the date hereof, the Corporation shall not issue additional securities that have registration rights that are superior to the rights set forth in Section 9 without the consent of the holders of a majority of the outstanding Series A Preferred.

3. Dividends. (a) The holders of the shares of the Series A Preferred shall receive dividends at the annual rate of 10% of the Stated Value of the Series A Preferred; provided that in the event the Corporation is not current with respect to its reporting obligations under the Securities Exchange Act of 1934 on any dividend payment date, the holders of Series A Preferred Stock shall receive dividends for that period only at the annual rate of 20% of the Stated Value of the Series A Preferred. Such dividends shall be payable in equal quarterly payments (or such prorated amount as may be applicable with respect to the first such payment), on the last day of March, June,

September and December of each year commencing December 31, 2006 (each of such dates being a “Dividend Payment Date”), Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time the dividend is declared; provided, however, that such date shall not be less than 10 nor more than 30 days prior to the Dividend Payment Date. Each quarterly dividend shall accrue automatically, whether or not declared, from the first day of the quarter (or, with respect to the first such dividend, from the first closing date for the original issuance and sale of the shares of Series A Preferred (the “Closing Date”)) in which such dividend may be payable through the Dividend Payment Date with respect to such quarter as herein provided. If the Dividend Payment Date is not a business day, the Dividend Payment Date shall be the next succeeding business day. When quarterly dividends are declared, each holder of Series A Preferred shall have the option, for a period of 10 days from the dividend declaration date, to elect to receive his dividend in cash or in fully-paid shares of Series A Preferred which shall, for dividend payment purposes, be valued at $10 per share.

(b) Notwithstanding anything contained herein to the contrary, no cash dividends on shares of the Series A Preferred shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, unless the Corporation has obtained the consent of the requisite holders of such indebtedness to the payment of setting apart for payment of such dividends. In the event the Corporation is unable to pay cash dividends for any reason, including reasons set forth in subsections 3(b) and 3(c), it shall nonetheless be required to declare quarterly dividends at the times set forth in subparagraph 3(a) and pay such dividends in additional shares of Series A Preferred unless a holder specifically requests accrual of a cash dividend to be paid at a later date.

(c) If at any time the Corporation shall have failed to pay all dividends which have accrued on any outstanding shares of any series of Preferred Stock having cumulative dividend rights ranking pari passu with or senior to the shares of the Series A Preferred at the times such dividends are payable, no cash dividend shall be declared by the Board of directors or paid or set apart for payment until, (i) all accrued and unpaid dividends on all outstanding shares of any other series of preferred stock having cumulative dividend rights ranking senior to the Series A Preferred shall have been or be declared, paid or set apart for payment without interest, and (ii) all accrued and unpaid dividends on all outstanding shares of any other series of preferred stock having cumulative dividend rights ranking pari passu with the Series A Preferred shall have been or be declared, paid or set apart for payment, without interest, pro rata with all accrued and unpaid dividends on all outstanding shares of the Series A Preferred, so that the amounts of any cash dividends declared, paid or set apart for payment on shares of the Series A Preferred and shares of such other series of Preferred Stock having cumulative dividend rights ranking pari passu with the Series A Preferred shall in all cases bear to each other the same ratio that, at the time of such declaration, payment or setting apart for payment, all accrued but unpaid cash dividends on shares of the Series A Preferred and shares of such other series of the Preferred Stock having cumulative dividend rights ranking pari passu with the Series A Preferred bear to each other.

(d) (i) Holders of shares of the Series A Preferred shall be entitled to receive the dividends provided for in paragraph 3(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

(ii) So long as any shares of the Series A Preferred are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in stock to the holders of such stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for any of the Junior Securities, unless prior to or concurrently with such declaration, payment or setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid cash dividends on shares of the Series A Preferred not paid on the dates provided for in paragraph 3(a) hereof (including if not paid pursuant to paragraph 3(b), paragraph 3(c) or paragraph 3(d) hereof) shall have been or, concurrently therewith, shall be paid.

(iii) Subject to the foregoing provisions of this paragraph 3(d), the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for any of the Junior Securities, and the holders of the shares of the Series A Preferred shall not be entitled to share therein.

4. Liquidation Preference. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, for each share held, an amount in cash equal to the Stated Value of the Series A Preferred plus an amount in cash equal to all accrued but unpaid dividends thereon from the last Dividend Payment Date through the date fixed for liquidation (“Liquidation Value”), before any payment shall be made or any assets distributed to the holders of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the Liquidation Value payable to the holders of outstanding shares of Series A Preferred or any other series of Preferred Stock having liquidation rights ranking pari passu with the shares of Series A Preferred, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the respective amounts which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred and of such other series of Preferred Stock are entitled were paid in full.

(b) For the purposes of this Section 4, the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a voluntary liquidation, dissolution or winding up of the Corporation.

5. Optional Redemption. (a) To the extent the Corporation shall have funds legally available for that purpose; the Corporation may partially redeem shares of the Senior Preferred at a redemption price of $11 per share according to the following schedule:

(i) if for any 30 trading days within a period of 45 consecutive trading days immediately preceding the notice of redemption, the Market Price (as defined below) of a share of Common Stock equals or exceeds $5.00 per share, then twenty percent (20%) of the shares of Series A Preferred initially issued to a particular holder may be redeemed by the Corporation;

(ii) if for any 30 trading days within a period of 45 consecutive trading days immediately preceding the notice of redemption, the Market Price (as defined below) of a share of Common Stock equals or exceeds $7.50 per share, then an additional twenty percent (20%) of the shares of Series A Preferred initially issued to a particular holder may be redeemed by the Corporation;

(iii) if for any 30 trading days within a period of 45 consecutive trading days immediately preceding the notice of redemption, the Market Price (as defined below) of a share of Common Stock equals or exceeds $10.00 per share, then an additional twenty percent (20%) of the shares of Series A Preferred initially issued to a particular holder may be redeemed by the Corporation;

(iv) if for any 30 trading days within a period of 45 consecutive trading days immediately preceding the notice of redemption, the Market Price (as defined below) of a share of Common Stock equals or exceeds $12.50 per share, then an additional twenty percent (20%) of the shares of Series A Preferred initially issued to a particular holder may be redeemed by the Corporation;

(v) if for any 30 trading days within a period of 45 consecutive trading days immediately preceding the notice of redemption, the Market Price (as defined below) of a share of Common Stock equals or exceeds $15.00 per share, then an additional twenty percent (20%) of the shares of Series A Preferred initially issued to a particular holder may be redeemed by the Corporation;

The term “Market Price” with respect to a share of Common Stock shall mean for each trading day the reported closing sale price, or, if there were no sales on such day, the average of the reported closing bid and asked prices, as reported by the principal national securities exchange on which the Common Stock is listed or admitted to trading or the National Association of Securities Dealers Automated Quotation (“Nasdaq”) System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq System, the average of the closing bid and asked prices in the over-the-counter market as reported by the NASD OTC Bulletin Board. “Trading day” shall mean a day on which a national securities exchange or the Nasdaq System, as the case may be, is open for the transaction of business or the reporting of trades.

(b) Shares of Senior Preferred which remain unissued on the Closing Date, and shares of Senior Preferred which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of the preferred stock; provided, however, that no such issued and reacquired shares of Senior Preferred shall be reissued or re-sold as Senior Preferred.

(c) The Corporation shall not be required to make any sinking fund payments in connection with the redemption of the Senior Preferred pursuant to this Section 5.

6. Procedure for Redemption. (a) In the event that fewer than all of the then outstanding shares of the Series A Preferred are to be redeemed, the shares of Series A Preferred to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or any other method selected by the Board of Directors which is not inconsistent with applicable law.

(b) In the event the Corporation shall redeem shares of the Series A Preferred, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of the Series A Preferred to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, he number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption).

(c) Notice having been mailed as provided in Section 6(b), from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) dividends on the shares of Series A Preferred so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In the event that fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

7. Voting Rights. (a) Except as otherwise required by law, the holders of Series A Preferred shall (i) be entitled to cast the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred could be converted pursuant to paragraph 8 hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of the stockholders is solicited, (ii) have voting rights and powers equal to the voting rights and powers of the Common Stock except as otherwise stated herein, and (iii) be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as otherwise provided below or by law, the holders of Series A Preferred and the holders of Common Stock shall vote together as a single class and not as separate classes on all matters submitted to a vote of the Corporation’s stockholders.

(b) The holders of Series A Preferred shall have the right to vote as a separate class on the following matters and no others: (i) any proposed amendment of the principal terms of the Series A Preferred; (ii) the authorization, creation, issuance or sale of any class of capital stock ranking senior to or on parity with the Series A Preferred as to dividends, redemption or liquidation preference; or (iii) the merger of the Corporation into, or consolidation of the Corporation with, or sale of all or substantially all of the assets of the Corporation to, another entity. The affirmative vote of the holders of not less than two-thirds (66.67%) of the outstanding shares of Series A Preferred shall be necessary to authorize any transaction referenced in subsection (c)(i) through (iii) above.

8. Conversion Rights, Adjustments. (a) Beginning on the six month anniversary of the initial Closing Date, the shares of Series A Preferred shall be convertible at the option of the holders of record thereof, in whole or in part, at any time and from time to time, as hereinafter provided, into that number of fully paid and nonassessable shares of Common Stock (as such shares may be constituted on the Conversion Date, as hereinafter defined) as shall be obtained by dividing the Liquidation Value on the conversion date by the Conversion Price (as hereinafter defined) and multiplying the resulting quotient by the number of shares of Series A Preferred to be converted. As used herein, the “Conversion Price” shall be One Dollar and Twenty-five cents ($1.25) per share, or, in case an adjustment of such price has taken place pursuant to the provisions of Section 8(c) below, then the price as last adjusted and in effect on the Conversion Date.

(b) Before any holder of shares of Series A Preferred shall be entitled to convert the same into Common Stock, he shall deliver the certificate or certificates therefor, duly endorsed, at the office of the Corporation or the Corporation’s transfer agent, if any, and shall give written notice to the Corporation that he elects to convert all or part of the shares represented by the certificate or certificates and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. Conversion shall be deemed to have been made effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date”. The Corporation will, as soon as practicable thereafter, issue and deliver to such holder of shares of Series A Preferred, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Series A Preferred are converted only in part, the Corporation will issue and deliver to the holder, a new certificate or certificates representing the aggregate of the unconverted shares of Series A Preferred.

(c) The Conversion Price shall be subject to adjustment as follows:

(i) Adjustment Upon Issuances of Common Stock Below the Conversion Price. In case the Corporation shall issue any shares of Common Stock other than Excluded Stock (as hereinafter defined) for a consideration per share less than the then existing Conversion Price applicable immediately prior to such issuance, the Conversion Price in effect immediately prior to each such issuance shall be reduced to a price determined by dividing (A) the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue, multiplied by the Conversion Price in effect immediately prior to such issue, plus (y) the consideration, if any, received by the Corporation upon such issue, by (B) the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of common stock then issued. For the purposes of this clause 8(c)(i), the following provisions shall also be applicable:

(1)	Convertible Securities, Option and Rights. If the Corporation shall issue any stock, warrant, security, obligation, option or other right which directly or indirectly may be converted, exchanged, or satisfied in shares of Common Stock other than Excluded Stock, the maximum total number of shares of Common Stock issuable upon such conversion, exchange or other exercise of such securities or rights shall thereupon be deemed to have been issued and to be outstanding, and the consideration received by the Corporation therefor shall be deemed to include the sum of the consideration received for the issue of such securities or rights and the minimum additional consideration payable upon such conversion, exchange or other exercise of such securities or rights. No further adjustment shall be made for the actual issuance of Common Stock upon such conversion, exchange or other exercise of any such securities or rights. If the provisions of any such securities or rights with respect to purchase price or shares purchasable shall change or expire, any adjustment previously made hereunder therefor shall be readjusted to such as would have obtained on the basis of the securities or rights as modified by such change or expiration.

(2)	Consideration. In case the Corporation shall issue shares of Common Stock for a consideration wholly or partly other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the Corporation by any method such Board deems appropriate (provided, however, that in the event that any such shares of Common Stock are to be issued to any person or entity in which any director or directors of the Corporation has an interest, such determination shall be made solely by those members of the Board of Directors who have no such interest).

(3)	Record Dates. In case the Corporation shall take a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, or (ii) to subscribe for or purchase Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(4)	Treasury Stock. The number of shares of Common Stock outstanding at any given time shall include shares owned or held by or for the account of the Corporation, and the disposition of any such shares so owned or held shall not be considered an issue of Common Stock.

(5)	Excluded Stock. The term “Excluded Stock” shall mean (i) 3,494,644 shares issuable at an average price of $3.05 per share upon the full exercise of certain outstanding warrants; (ii) 2,443,885 shares issuable at an average price of $4.19 per share upon the full exercise of certain outstanding stock options; and (iii) any other rights or warrants referred to in paragraph 8(c)(iii).

(ii) Adjustments for Changes in Capital Stock. If the Corporation (A) pays a dividend in shares of Common Stock to holders of Common Stock; (B) subdivides outstanding shares of Common Stock into a greater number of shares; (C) combines outstanding shares of Common Stock into a smaller number of shares; (D) pays a dividend on shares of Common Stock in shares of capital stock other than Common Stock or makes a distribution on Common Stock in shares of capital stock other than Common Stock; or (E) issues by reclassification of shares of Common Stock any shares of its capital stock; then the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of Series A Preferred thereafter converted may receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action if such holder held converted the Series A Preferred immediately prior to such action.

For a dividend or distribution, the adjustment shall become effective immediately after the record date for the dividend or distribution. For a subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of the subdivision, combination or reclassification.

If after an adjustment a holder of Series A Preferred upon conversion thereof may receive shares of two or more classes of capital stock of the Corporation, the Board of Directors of the Corporation shall determine the allocation of the adjusted Conversion Price between or among the classes of capital stock. After such allocation, the Conversion Price of the classes of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock contained in this Section 8 (c).

(iii) Adjustment for Rights Issue or Other Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock any assets or general evidences of indebtedness, or issues any rights or warrants to all or substantially all holders of shares of Common Stock entitling them after the record date mentioned below to purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share (or having a conversion price per share) less than the Conversion Price then in effect, provision shall be made so that the holders of Series A Preferred shall receive upon conversion, and in addition to the number of shares of Common Stock otherwise receivable thereupon, the amount of other securities of the Corporation that they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had, thereafter, during the period from the date of such event to and including the conversion date, retained such other securities giving application to all adjustments called for during such period under this paragraph 8 with respect to such other securities. The adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights or warrants. If all of the shares of Common Stock or securities convertible into shares of Common Stock subject to such rights or warrants have not been issued when such rights or warrants expire, then the Conversion Price shall promptly be readjusted to the Conversion Price which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Common Stock (or securities convertible into shares of Common Stock) issued upon the exercise of such rights or warrants.

(iv) Adjustment for Certain Changes in the Conversion Price of 8% Convertible Senior Preferred Stock. In the event that the conversion price of the Corporation’s 8% Convertible Senior Preferred Stock is reduced after the date hereof for any reason, including the adjustment for registration delays provided in subsection 8(c)(iv) of the certificate of designations that authorized the issuance of the Corporation’s 8% Convertible Senior Preferred Stock, then in each such event the Conversion Price of the Series A Preferred shall be reduced to a level that represents seventy-five percent (75%) of the conversion price of the Corporation’s 8% Convertible Senior Preferred Stock. Notwithstanding the generality of the foregoing and for purposes of greater clarity, the Conversion Price of the Series A Preferred shall never exceed seventy-five percent (75%) of the conversion price of the Corporation’s 8% Convertible Senior Preferred Stock.

(v) Voluntary Adjustment. The Corporation at any time may decrease the Conversion Price, temporarily or otherwise, by any amount but in no event shall such Conversion Price result in the issuance of Common Stock at a price less than the par value of the Common Stock at the time such decrease is made. Any such decreased Conversion Price shall be available for at least 20 days from the date on which notice of such decrease is filed by the Corporation with the transfer agent for the Common Stock, and such decrease shall be irrevocable during such period. The Company shall notify holders of Series A Preferred at least 15 days prior to the date on which the reduced Conversion Price takes effect.

(vi) When Adjustment May Be Deferred, Etc. No adjustment in the Conversion Price need be made under this Section 8(c) unless cumulative adjustments equal at least $.05. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. No adjustment of the Conversion Price will be made for cash distributions or cash dividends paid out of current or undistributed net income or retained earnings. All calculations under this Section 8(c) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(vii) Notice of Adjustment. Whenever the Conversion Price is adjusted, the Company shall calculate the adjustment to be made and shall promptly mail to holders of the Series A Preferred a notice of the adjustment and file with the transfer agent of the Corporation a certificate from an officer of the Corporation briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct, absent manifest error.

(viii) Notice of Certain Transactions. If (A) the Corporation takes any action which would require an adjustment in the Conversion Price; (B) the Corporation proposes to consolidate with or merge with or into, or transfer all or substantially all or its assets to, another corporation; or (C) there is a proposed dissolution or liquidation of the Corporation, a holder of shares of Series A Preferred may desire to convert them into shares of Common Stock prior to the record date for the effective date of the transaction so that he may receive the rights, warrants, securities or assets which a holder of shares of Common Stock on that date may receive. Therefore, the Corporation shall mail to holder and the transfer agent a notice stating any such proposed record or effective agent a notice stating any such proposed record or effective date, as the case may be, by first-class mail at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in this Section.

(ix) Merger, Consolidation or Sale of Assets. In case the Corporation shall consolidate or merge into or with another corporation, or in case the Corporation shall sell or convey to any other person or persons all or substantially all the assets of the Corporation, each holder of Series A Preferred the outstanding shall have the right thereafter to convert each share of Series A Preferred held by him into the kind and amount of shares of stock, other securities, cash and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such consolidation, merger, sale or conveyance, and shall have no other conversion rights. In any event, effective provision shall be made, in the certificate or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale and conveyance so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the conversion rights of the shares of the Series A Preferred shall thereafter be made applicable.

(d) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred. If more than one certificate representing shares of the Series A Preferred shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred so surrendered. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Preferred, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price per share of Common Stock at the close of business on the business day prior to the day of conversion.

(e) The Corporation shall reserve out of its authorized but unissued shares of Common Stock or its shares of Common Stock held in treasury sufficient shares of Common Stock to permit the conversion of the Series A Preferred at all times. All shares of Common Stock that are issued upon conversion of the Series A Preferred shall be validly issued, fully paid and non-assessable.

(f) The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred shall be made without charge to the holders of shares of Series A Preferred converting such shares of Series A Preferred for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, pro in such names as may be directed by, the holders of shares of Series A Preferred converted.

(g) Shares of Common Stock held in the treasury of the Corporation may in its discretion be delivered upon any conversion of shares of the Series A Preferred.

(h) All certificates for the shares of Series A Preferred and any shares of Common Stock issued upon conversion thereof shall bear such restrictive legends as may be required by the Securities Act of 1933 or any regulation thereunder. The certificates evidencing such shares shall also bear any legends required under applicable state, local or foreign law governing such securities. When shares of Series A Preferred and any shares of Common Stock issued upon conversion thereof are no longer subject to transfer restrictions under the Securities Act of 1933 or applicable state, local or foreign law governing such securities, the Corporation shall, upon request from the holder and surrender of the original certificate, issue replacement certificates without restrictive legends.

9. Registrable Common Stock: Initial Registration and Piggy-Back Registration Rights.

(a) Definitions. As used in this Section 9, the following terms shall have the meanings set forth herein:

“Registrable Common Stock” shall mean the shares of Common Stock issued or issuable upon conversion of the Series A Preferred pursuant to Section 8.

“Registration Statement” shall mean any registration statement that the Corporation files with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), that registers the resale of Registrable Common Stock pursuant to the provisions of this Certificate, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such Registration Statement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Common Stock covered by the Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

(b) Initial Registration. Within 180 days after the Closing Date, the Corporation shall file an appropriate Registration Statement under the Act for the purpose of registering all shares of Registrable Common Stock issuable upon the conversion of the Series A Preferred; (ii) use all reasonable efforts to cause such Registration Statement to become effective as promptly as practicable; and (iii) use all reasonable efforts to maintain the effectiveness of such Registration Statement for a period of not less than 24 months from the Closing Date; provided, however, that if the holders of more than two-thirds of the shares of Series A Preferred outstanding on the Closing Date elect to convert their shares of Series A Preferred into Common Stock in accordance with the provisions hereof prior to the expiration of such 24 month period, the Corporation shall have the right to withdraw or cause to lapse the Registration Statement filed pursuant to this Section 9(b).

(c) Piggy-Back Registration. If at any time after the date hereof, the Corporation determines to file a registration statement under the Securities Act relating to a proposed sale to the public by the Corporation of shares of Common Stock (but excluding registrations on Form S-4 or Form S-8 or similar forms hereafter in effect), the Corporation shall:

(i) promptly give to each holder of Series A Preferred or Registrable Common Stock written notice thereof (which will include a list of the jurisdictions in which the Corporation intends to attempt to qualify such securities under the applicable blue sky or other state securities laws, the proposed offering price, and the plan of distribution);

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Common Stock specified in a written notice from the Corporation, by any holder of Registrable Common Stock; and

(iii) use its best efforts to cause the managing underwriter or underwriters of such proposed underwritten offering to permit the Registrable Common Stock requested to be included in the Registration Statement for such offering to be included on the same terms and conditions as any similar securities of the Corporation included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering deliver a written opinion to the holders of such Registrable Common Stock that marketing considerations require a limitation in the number of shares of Common Stock offered pursuant to any such Registration Statement, then, subject to the advice of said managing underwriter or underwriters as to the size and composition of the offering, such limitation shall be imposed first against any other holders of the Corporation’s securities that do not have equivalent registration rights and then pro rata among: (A) the Registrable Common Stock to be included in the Registration Statement pursuant to Section 9(f); (B) all other holders who have equivalent registration rights; and (C) all shares of Common Stock to be issued for the account of the Corporation.

(d) Restrictions on Public sale by Holder of Registrable Common Stock. Each holder of Registrable Common Stock whose Registrable Common Stock is covered by a Registration Statement filed pursuant to Section 9(c) agrees, if requested in writing by the managing underwriter or underwriters in an underwritten offering, not to effect any public sale or distribution of securities of the Corporation of the same class as the securities included in such Registration Statement, including a sale pursuant to the Rule 144 under the Securities Act (except as part of such underwritten registration), during the seven-day period prior to, and during the 90-day period following, the effective date of the Registration Statement for each underwritten offering made pursuant to such Registration Statement, to the extent timely notified in writing by the Corporation or the managing underwriter or underwriters.

The foregoing provisions shall not apply to any holder of Registrable Common Stock if such holder is prevented by applicable statute or regulation from entering into any such agreement; provided that any such holder shall undertake, in its request to participate in any such offering, not to effect any public sale or distribution of the Registrable Common Stock commencing on the date of sale of such Registrable Common Stock unless it has provided 45 days’ prior written notice of such sale or distribution to the underwriter or underwriters.

10. Registration Procedures. In connection with the Corporation’s registration obligations pursuant to Section 9 hereof, the Corporation will use all reasonable efforts to effect such registration to permit the sale of such Registrable Common Stock in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Corporation will:

(a) before filing a Registration Statement or Prospectus or any amendments or supplements thereto, furnish to the holders of the Registrable Common Stock covered by such Registration Statement and the underwriters, if any, copies of all such documents proposed to be filed;

(b) prepare and file with the SEC such amendments and post-effective amendments to any Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any holder of Registrable Common Stock or any underwriter or underwriters of Registrable Common Stock or as may be required by the rules, regulations or instructions applicable to the registration form utilized by the Corporation under the Securities Act or otherwise necessary to keep such Registration Statement effective for the applicable period and cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of dispositions by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;

(c) notify the selling holders of Registrable Common Stock and the managing underwriters, if any, promptly, and (if requested by any such person) confirm such advice in writing,

(i) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(ii) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

(iv) of the receipt by the Corporation of any notification with respect to the suspension of the qualification of the Registrable Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) of the existence of any fact which results in the Registration Statement, the Prospectus or any document incorporated therein by reference containing an untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(d) make reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement;

(e) if reasonably requested by the managing underwriter or underwriters or the holders of a majority in number of the Registrable Common Stock being sold in connection with an underwritten offering, incorporate in a Prospectus supplement or post-effective amendment such necessary information as the managing underwriter or underwriters and the holders of a majority in number of the Registrable Common Stock being sold reasonably request to have included therein relating to the plan of distribution with respect to such Registrable Common Stock, including, without limitation, information with respect to the amount of Registrable Common Stock being sold to such underwriter or underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Common Stock to be sold in such offering;

(f) at the request of any selling holder of Registrable Common Stock, furnish to such selling holder of Registrable Common Stock and each underwriter, if any, without charge, at least one signed copy of the Registration Statement.

(g) deliver to each selling holder of Registrable Common Stock and the underwriters, if any, without charge, copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such persons may reasonably request;

(h) register or qualify the Registrable Common Stock covered by such Registration Statement under the securities or blue sky laws of such states as the Corporation shall determine (but in any event not fewer than 10 states) and do any and all other acts and things which may be necessary or advisable to enable the holder of Registrable Common Stock to consummate the public sale or other disposition in such jurisdictions of such Registrable Common Stock owned by such holder; provided, however, that the Corporation shall not be required to qualify to do business as a foreign corporation in any state where it is not then so qualified, nor take any action which will subject it to general service or process in any state where it is not then so subject;

(i) cooperate with the selling holders of Registrable Common Stock and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Common Stock to be sold and not bearing any restrictive legends; and enable such Registrable Common Stock to be in such denominations and registered in such names as the managing underwriters may request;

(j) if any fact contemplated by Section 10(c)(5) above shall exist, prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Common Stock, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(k) cause all Registrable Common Stock covered by the Registration Statement to be listed on the securities exchange on which the Common Stock is then listed if requested by the holders of a majority in number of such Registrable Common Stock or by the managing underwriter or underwriters, if any:

(l) not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Common Stock and provide the transfer agent(s) with printed certificates for the Registrable Common Stock which are in a form eligible for deposit with Depositary Trust Holdings; and

(m) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC.

The Corporation may required each seller of Registrable Common Stock as to which any registration is being effected to furnish to the Corporation such information regarding such seller and the distribution of such securities as the Corporation may from time to time reasonably request in writing.

Each holder of Registrable Common Stock agrees by acquisition of such Registrable Common Stock that, upon receipt of any notice from the Corporation of the happening of any event of the kind described in paragraph (j) above, such holder will forthwith discontinue disposition of Registrable Common Stock until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by paragraph (j) above, or until it is advised in writing by the Corporation that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus, and, if so directed by the Corporation such holder will deliver to the Corporation (at the Corporation’s expense) all copies, other than permanent file copies then in such holder’s possession, of the Prospectus covering such Registrable Common Stock current at the time of receipt of such notice. In the event the Corporation shall give any such notice, the time periods mentioned in Section 9 hereof shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Common Stock covered by such Registration Statement either receives the copies of the supplemented or amended prospectus contemplated by Section 10 (j) hereof or is advised in writing by the Corporation that the use of the Prospectus may be resumed.

11. Registration Expenses. All expenses incident to the Corporation’s performance of or compliance with the registration provisions contained in Section 9 will be paid by the Corporation, regardless of whether the Registration Statement becomes effective.

12. Indemnification.

(a) Indemnification by the Corporation. The Corporation agrees to indemnify and hold harmless each holder of Registrable Common Stock, its officers, directors, employees and agents and each person who controls such holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each such person being sometimes hereinafter referred to as an “Indemnified Holder”) from and against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal expenses) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Corporation by such holder expressly for use therein; provided, however, that the Corporation shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) such holder failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Common Stock and (ii) the Prospectus would have completely corrected such untrue statement or omission; and provided, further, that the Corporation shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Prospectus, if such untrue statement or alleged untrue statement, omission or alleged omission is completely corrected in an amendment or supplement to the Prospectus and if, having previously been furnished by or on behalf of the Corporation with copies of the Prospectus as so amended or supplemented, such holder thereafter fails to deliver such Prospectus as so amended or supplemented prior to or concurrently with the sale of Registrable Common Stock to the person asserting such loss, claims, damage, liability or expense who purchased such Registrable Common Stock which is the subject thereof from such holder.

If any action or proceeding (including any governmental investigation or inquiry) shall be brought or asserted against an Indemnified Holder in respect of which indemnity may be sought from the Corporation, such Indemnified Holder shall promptly notify the Corporation in writing, and the Corporation shall assume the defense thereof, including the employment of counsel. Such Indemnified Holder shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Holder unless (a) the Corporation has agreed to pay such fees and expenses or (b) the Corporation shall have failed to assume the defense of such action or proceeding or (c) the named parties to any such action proceeding (including any interpleaded parties) include both such Indemnified Holder and the Corporation, and such Indemnified Holder shall have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential material differing interests between them (in which case, if such Indemnified Holder notifies the Corporation in writing that it elects to employ separate counsel at the expense of the Corporation, the Corporation shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Holder, it being understood, however, that the Corporation shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for such Indemnified Holder and any other Indemnified Holders, which firms shall be designated in writing by such Indemnified Holders). The Corporation shall not be liable for any settlement of any such action or proceeding effected without its written consent.

(b) Indemnification by Holder of Registrable Common Stock. Each holder of Registrable Common Stock agrees to indemnify and hold harmless the Corporation, its directors, officers, employees and agents and their affiliates, and each person, if any, who controls the Corporation within the meaning of each Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Corporation to such holder, but only with respect to information relating to such holder furnished in writing by such holder expressly for use in any Registration Statement or Prospectus, or any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against the Corporation or its directors, officers, employees, agents or their affiliates or an such controlling person, in respect of which indemnity may be sought against a holder of Registrable Common Stock, the Corporation or its directors, officers, employees, agents or their affiliates or such controlling person shall have the rights and duties given to each holder by preceding paragraph. In no event shall the liability of any selling holder of Registrable Common Stock hereunder be greater in amount than the dollar amount of the proceeds received by such holder upon the sale of the Registrable Common Stock giving rise to such indemnification obligation.

(c) Contribution. If the indemnification provided for in this Section 12 is unavailable to an indemnified party under Section 12 (a) or Section 12(b) hereof (other than by reason of exceptions provided in those Sections) in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Corporation, on the one hand, and of the Indemnified Holder, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Corporation, on the one hand, and the Indemnified Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Corporation or by the Indemnified Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or mission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in the second paragraph of Section 12(a), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

The Corporation and each holder of Registrable Common Stock agree that it would not be just and equitable if contribution pursuant to this Section 12(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 12 (c), an Indemnified Holder shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Common Stock sold by such Indemnified Holder or its affiliated Indemnified Holders and distributed to the public were offered to the public exceeds the amount of any damages which such Indemnified Holder, or its affiliated Indemnified Holders, has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

13. Restrictions and Limitations. So long as any shares of Series A Preferred remain outstanding, the Corporation shall not, and shall not permit any corporation at least 50% of whose outstanding voting stock shall be owned directly or indirectly by the Corporation (a “Subsidiary”) or any subsidiary of a subsidiary to, without the vote or written consent by the holders of at least two-thirds (66.67%) of the outstanding shares of Series A Preferred:

(a)	redeem, purchase or otherwise acquire for value, any share or shares of Series A Preferred otherwise than by conversion in accordance with paragraph 8 hereof;

(b)	effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation or any Subsidiary, or any consolidation or merger involving the Corporation or any Subsidiary (except a merger of a Subsidiary with or into the Corporation or any other Subsidiary) or any reclassification or other change of any stock, or any recapitalization of the Corporation;

(c)	increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred;

(d)	designate any additional series of Preferred Stock having rights, preferences and privileges which would impair in any manner the rights, preferences and privileges of the Series A Preferred or reduce the amount payable to the holders of Series A Preferred upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

(e)	amend its Certificate of Incorporation if such amendment would change any of the rights, preferences, privileges of or limitations provided herein for the benefit of the holders of Series A Preferred, including, but not limited to amendments which would change the voting rights of the holders of Series A Preferred in relation to the voting rights of the holders of Common Stock, reduce the amount payable to the holders of Series A Preferred upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, change the relative seniority of the liquidation preferences of the holders of Series A Preferred, or cancel or otherwise modify the conversion rights of the Series A Preferred provided for in paragraph 8 hereof. Notwithstanding the generality of the foregoing, nothing herein contained shall be construed to limit or otherwise impair the Corporation’s rights to designate additional series of Preferred Stock or other securities which have rights superior to the rights of the Series A Preferred herein set forth.

14. Amendment. Any of the rights specified in this Certificate of Designation may be amended, provided, that all amendments to this Certificate of Designation shall be made in accordance with the provisions of the GCLD in effect from time to time, provided that any such amendment must be approved by the holders of not less than two-thirds (66.67%) of all Series A Preferred then outstanding. Any such amendment so effected shall be binding upon the Corporation and any holder of Series A Preferred or Registrable Common Stock.

THE UNDERSIGNED chief executive officer and secretary of Axion Power International, Inc., hereby make this certificate, declaring and certifying that this is the duly authorized act and deed of the Corporation and the facts herein stated are true, and accordingly has hereunto set his hand this 23rd day of October 2006.

Axion Power International, Inc.
a Delaware corporation

By:	/s/ Thomas Granville
Thomas Granville, Chief Executive Officer

Attest:	/s/ John L. Petersen
John L. Petersen, Secretary and General Counsel